UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Consent Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Consent Statement

☐	Definitive Additional Materials

☒	Soliciting Material Under Rule 14a-12

Silver Star Properties REIT, Inc.
(Name of Registrant as Specified in Its Charter)

Allen R. Hartman Hartman XX Holdings, Inc. Hartman vREIT XXI, Inc. Hartman Family Protection Trust LISA HARTMAN Charlotte Hartman VICTORIA HARTMAN MASSEY MARGARET HARTMAN
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

 The persons identified on the cover page hereto (collectively, the “Hartman Group”) on March 31, 2025 filed a preliminary proxy statement (the “Preliminary Proxy Statement”) and an accompanying universal proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for, among other matters, (i) the election of directors that the Hartman Group has nominated for election at the next annual meeting of stockholders of Silver Star Properties REIT, Inc. (the “Company”) and (ii) the liquidation of the Company in accordance with the terms of its articles of incorporation.

On April 1, 2025, the Hartman Group distributed the following letter to shareholders:

Dear Silver Star Shareholders,

The recent letter and PowerPoint from Silver Star Properties is more deflection, irresponsible hyperbole and continuation of Haddock’s financial misrepresentations. Mr. Haddock and his SSP colleagues simply do not deserve the benefit of the doubt. Their statements should be viewed skeptically and with discernment. Haddock and his SSP colleagues appear to have destroyed an estimated $278 million of net asset value attributable to common shareholders in pursuit of their failed New Direction Plan since I was forced out in October of 2022.

According to SSP’s own filings, the Company’s net asset value stood at $412 million in 2020. On April 13, 2023, SSP filed a Form 8-K indicating $228 million of net asset value for the period ending December 31, 2022, which resulted in the loss of an estimated $184 million in net asset value. On September 24, 2024, SSP filed a Form 8-K indicating further decline to $134 million of net asset value for the period ending June 30, 2024. This represented an additional $93 million destruction of net asset value over the 18-month period between January 1, 2023 and June 30, 2024. Now five months after their most recent NAV filing, Haddock and SSP colleagues are warning shareholders that a liquidation could yield zero value.

As noted previously, SSP recognized a $26.1 million “gain on sale of assets” for the three months ending March 31, 2023. The property sales initially completed after my separation from SSP are the best evidence of my performance, management and leadership at SSP. I cannot reasonably be blamed for Mr. Haddock’s and his SSP colleagues’ failure to properly manage SSP’s legacy assets, the resulting declining occupancy levels or the aforementioned losses and damage resulting from their failed New Direction Plan.

In response to Haddock’s attempts to deflect blame for their failure to properly manage occupancy levels of legacy office assets, in 2022, SSP conducted a Net Promoter Score survey of tenants.

NPS is the gold standard of measuring customer experience metrics. SSP received a NPS of 71.2% from tenants, rated as World Class and as the #1 commercial real estate operating company in the country and equivalent to the 71.2% Ritz-Carlton received in the hospitality industry.

Mr. Haddock and his SSP colleagues have failed to provide any independent evidence supporting their claim of deferred maintenance on the remaining seven legacy office assets. Mr. Haddock’s and his SSP colleagues’ rationale and judgment in liquidating SSP legacy assets regardless of price - in many cases realizing values below what was paid for the properties ten years ago – should be further examined. They have misused SSP assets to pursue baseless and legally deficient arguments including relentlessly smearing me. Actively trafficking in the smear evidences their objective is not to enhance SSP’s net asset value attributable to shareholders. Their failure to take responsibility for and contemptuously deflect blame for the aforementioned losses and destruction of net asset value attributable to shareholders reflects their desperation.

Haddock’s claims of $35 million from me is unproven and is a baseless allegation. In reality, Silver Star owes Hartman vREIT XXI $15 million, as they have repeatedly stated in their SEC filings. To say the opposite is a scare tactic employed by Haddock who does not seem to know anything about running a company, but is an expert at legal warfare and spending your money on such.

Haddock and his colleagues actions since my forced departure indicate they are not interested in preserving SSP’s net asset value attributable to shareholders. The failed New Direction Plan resulted in taking on too much leverage to acquire questionable Walgreen’s leases and over-priced storage assets. Haddock appears to treat SSP as his personal piggy bank. The current co-CEO’s have been awarded compensation of over $1.1 million annually.

On January 21st, Judge Vittoria of the Circuit Court for Baltimore City, Maryland ordered SSP to hold an annual meeting within 6 months where SSP shareholders must be given a binary choice between liquidation and deferring liquidation for the purpose of executing an alternate strategy. We are also offering shareholders an option to replace current board members with highly qualified alternatives.

Judge Vittoria’s thoughtful order was clear. He did not authorize Mr. Haddock and his SSP colleagues to (i) engage in irresponsible hyperbole, (ii) financial misrepresentations or (iii) further disenfranchise SSP shareholders. They have already spent close to $5 million fighting a shareholder vote. The shareholder vote provides an opportunity to rectify the financial and operational mess Mr. Haddock and his SSP colleagues have created with their failed New Direction Plan.

If you are a shareholder interested in hearing more about our concerns regarding the Company and Haddock’s mismanagement, please email us at ir@hartman-investments.com the following information:

Name:

Email:

Phone:

Address:

Best regards,

Al Hartman

CEO & President

***

Additional Information

The Hartman Group filed the Preliminary Proxy Statement and an accompanying universal proxy card with the SEC on March 31, 2025, to be used to solicit votes for, among other matters, (i) the election of directors that the Hartman Group has nominated for election at the next annual meeting of stockholders of the Company and (ii) the liquidation of the Company in accordance with the terms of its articles of incorporation. STOCKHOLDERS ARE URGED TO READ THE PRELIMINARY PROXY STATEMENT, THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), WHEN IT BECOMES AVAILABLE, AND ANY OTHER RELEVANT DOCUMENTS THAT THE HARTMAN GROUP FILES WITH THE SEC CAREFULLY IN THEIR ENTIRETY, IN EACH CASE, WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain, free of charge, copies of the Preliminary Proxy Statement, and when available, the definitive proxy statement, and any amendments or supplements thereto, and any other documents (including the universal proxy card) at the SEC’s website (http://www.sec.gov).

Certain Information Regarding Participants

The respective members of the Hartman Group and such persons as they have nominated for election as directors of the Company are currently anticipated to be all of the participants in the proxy solicitation (collectively, the “Participants”). Additional information regarding the identity of the Participants, and their direct or indirect interests, by security holdings or otherwise, is set forth the Preliminary Proxy Statement and will be set forth in the definitive proxy statement and any other materials to be filed with the SEC in connection with the proxy solicitation.